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Exhibit 21.1



Subsidiaries of FiberNet Telecom Group, Inc., a Nevada corporation



FiberNet Telecom, Inc., a Delaware corporation

FiberNet Telecom Group, Inc,. a Delaware corporation

FiberNet Equal Access, LLC, a New York limited liability company

Local Fiber, LLC, a New York limited liability company